Exhibit 99.1

•MESTEK, INC.

260 North Elm Street Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed
(413) 568-9571

Westfield Massachusetts
October 11, 2005

        Mestek, Inc. (the “Company”) today announced that its acquisition subsidiary, Embassy Manufacturing, Inc., has acquired all of the operating assets (other than cash and real estate) of Embassy Industries, Inc., a New York corporation, located in Farmingdale, (Long Island) New York for a purchase price of $8,000,000, subject to a price adjustment within 60 days, upon determination of the final value of current assets and current liabilities being assumed. In addition, Embassy Manufacturing, Inc. has assumed certain liabilities of Embassy Industries, Inc.

        Embassy designs, develops, engineers, manufactures, markets and sells hydronic baseboard radiation, kick space hydronic heaters, in-floor radiant heating systems, gas-fired hot water and combination heaters and boilers and a variety of other hydronic heating products and related software, under the trade name “Embassy” as well as under other trade names and brands. Embassy joins the Company’s other heating businesses, including its Sterling®, Vulcan®, Petite, Designline®, Heatrim®, Senior, Kom-Pak, Hydrotherm®, Beacon Morris®, Westcast/Smith Cast Iron brands, and will expand the Company’s offering with respect to the “in-floor” radiant heating market and the residential gas-fired hot water and combination boiler market.

        The Company will retain production operations in Farmingdale for the next six to nine months and will thereafter provide for a distribution center on Long Island for Embassy and other Mestek products and services.

        John E. Reed, Chairman and CEO of the Company, indicated as follows:

        “We are pleased to announce this acquisition which compliments our long established and successful hydronic heating franchises. Mestek looks forward to supporting and growing the Embassy product lines and established distribution channels. Embassy has a long and distinguished history in the heating, ventilating and air conditioning industry with a reputation for high quality products and superb customer service. We intend to continue this tradition and build upon it.”

        This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Mestek to control.

        Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts but rather reflect Mestek’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Mestek (or entities in which Mestek has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Mestek undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.